EXHIBIT 27(d)(7)

              SURVIVORSHIP UNIVERSAL LIFE POLICY SPLIT OPTION RIDER





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                                   SURVIVORSHIP UNIVERSAL LIFE POLICY SPLIT
                                   OPTION RIDER

                                   This rider is a part of the policy to which it is attached if it is listed on the Schedule page of the policy or in an Endorsement after that page. Except as stated in this rider, it is subject to all of the provisions contained in the policy.


SURVIVORSHIP UNIVERSAL             The owner may exchange this policy
LIFE POLICY SPLIT OPTION           (hereinafter "the original policy") for two
                                   policies, one on the life of each insured
                                   (hereinafter "new policies"), with evidence of insurability, by filing an exchange application at our Home Office.

HOW TO EXERCISE                    To exercise this option, you must file an
THIS OPTION                        exchange application at our Home Office. It
                                   must be signed by you. We must also receive:


                                   a.  The release of any lien against or
                                       assignment of the original policy.
                                       However, you may instead submit written
                                       approval by the lienholders or assignees of the exchange of policies in a form satisfactory to us with such other documents as we may require.

                                   b. The surrender and release of the original policy.

                                   c. Payment of any amounts due to us for the exchange as described in the Exchange Adjustments.

                                   Unless otherwise provided in the exchange application, the owner and the beneficiary of the new policies will be the same as under the original policy. If the owner of either new policy is different, we will require evidence of insurable interest in the life insured under that new policy. The application for the original policy shall be considered part of the application for the new policy. This new policy will be issued on the basis of the exchange application, the application for the original policy and any evidence of insurability submitted for issuance to the life insured under that new policy.

                                   The Date of Exchange will be the policy
                                   anniversary following the later of:

                                   a.  our receipt of the exchange application;

                                   b.  payment of the Exchange Adjustments, if
                                       any, for both of the new policies; and

                                   c.  our approval of insurable interest, if
                                       applicable.

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                                   The new policies will take effect on the Date
                                   of Exchange. When the new policies take
                                   effect, the original policy shall terminate.


THE NEW POLICIES                   The Policy Date of the new policies will be
                                   the Date of Exchange. The limit on our right to contest the validity of the new policy will operate from the Policy Date of the original policy.

                                   The issue ages of the respective insureds under the new policies will be determined based upon their respective ages nearest birthday as of the Date of Exchange. The new policies will be written on any plan of variable universal life insurance issued with a level face amount by us at the time of the exchange. The new policies will be subject to our published issue rules (e.g. age and amount limits) for the plans chosen which are in effect at that time. The risk classification and any exclusions applicable to the new policies will be determined in accordance with our rules and practices in effect at the time of the exchange. The rates for the new policies will be based on our published rates in effect on the Date of Exchange.

                                   The face amount of each new policy will be chosen by the owner, subject to the following limitation:

                                       The sum of the face amounts of the new
                                       policies cannot exceed the face amount of the original policy.

                                   The policy value for the original policy will be applied as premium to each new policy, but with the following condition. The cash surrender value of each new policy net of surrender charge must be greater than zero.

                                   Except as otherwise provided above, any rider contained in the original policy or additional riders may be included in the new policies only if we consent. The new policies will conform to all of the requirements of the jurisdiction in which they are issued regardless of any terms of this rider providing to the contrary.

EXCHANGE ADJUSTMENTS               a.  If the policy value of the original
                                       policy is insufficient to produce a
                                       positive cash surrender value for each
                                       new policy, the owner must pay an
                                       Exchange Adjustment in an amount that,
                                       when applied as premium, will make the
                                       cash surrender value of each new policy
                                       greater than zero.

                                   b. The owner must pay an amount equal to the excess, if any, of the surrender charge in effect on the original policy over the sum of the surrender charges for the new policies. All such surrender charges will be determined as of the Exchange Date.

                                   c. In some cases, the amount of policy value which may be applied to the new policies may exceed the premium limit for the new

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                                       policies. In that event, we will return
                                       such excess policy value to you in cash.


RIDER CHARGES                      There are no monthly charges for this rider.


TERMINATION OF                     This rider will terminate on the earliest of:
THIS RIDER
                                   a.  Termination of the original policy;

                                   b.  lapse or exchange of the original policy;

                                   c.  our receipt at our Home Office of a
                                       written request to cancel this rider; and

                                   d.  death of either of the insureds.




                                 Phoenix Home Life Mutual Life Insurance Company




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